EXHIBIT 99.1

Earthstone Energy Reports 3rd Quarter Results

Highlights

EPS of 68 cents in third qtr vs 4 cents in prior year
Comparable EBIT up 83% to $4.1 million
Comparable production volume up 63% for qtr to 49,355 BOE
Continued exceptional performance quarter-over-quarter

DENVER, Feb. 13, 2012 (GLOBE NEWSWIRE) -- EARTHSTONE ENERGY, INC. (NYSE Amex:ESTE) reported net income of $1,152,000, $0.68 per diluted share, on revenue of $3.9 million for the third quarter of fiscal 2012 compared to net income of $74,000, $.04 per diluted share, on revenue of $2.0 million for the third quarter of fiscal 2011. For the nine months ending December 31, 2011, the Company reported net income of $2,545,000, $1.49 per diluted share, on revenue of $8.9 million compared to net income of $1,176,000, $0.69 per diluted share, on revenue of $5.7 million for the same period ended December 2010.  Total revenue and net income increased $1,879,000 (95%) and $1,078,000 (1,457%), respectively, from the comparable three month prior year period. These increases were due both to increases in oil and gas sales volumes and higher oil and gas prices in 2012 relative to 2011.  Other factors which contributed to our quarterly results are disclosed in the Company's most recent Form 10-Q.

"We completed the first nine months of the fiscal year with compelling results, posting solid gains in revenues and net income," commented Ray Singleton, President of Earthstone.  "We were especially pleased to generate robust growth in year-to-date EBITDA; increasing $1.9 million, or 83%, over the first nine months last year. While production for the first two quarters this year was hampered by severe flooding in the Williston, our third quarter has really seen the benefits of our increased drilling tempo. In fact, the foundation of solid earnings and free cash flow allowed for a year-to-date, capital deployment of more than double of that spent during the same period last year. In an effort to achieve continued long-term growth, the Company continues to pursue its strategy of drilling non-operated, horizontal Bakken wells where we have built momentum in production growth, bolstered by the acquisition of producing properties in the Williston Basin.  While the Williston is our primary focus, we continue to evaluate non-Bakken opportunities which could positively impact the Company's reserves and production.  We are excited, as the investments we made in growth projects this year are expected to benefit both next quarter's and next year's income and stock price growth."

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and south Texas. Earthstone is currently traded on the NYSE Amex under the symbol ESTE. Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements can be identified by words such as "could," "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities. Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for March 31, 2011 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2011, September 30, 2011, and December 31, 2011, respectively. The Company disclaims any obligation to update forward-looking statements.

FINANCIAL HIGHLIGHTS

	Nine Months Ended		Three Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$8,936,000	$5,748,000	$3,866,000	$1,987,000

Sales volume
Oil (barrels)	86,427	69,214	38,809	21,865
Gas (mcf)	140,943	122,543	63,281	50,653

Total production expense	$3,292,000	$2,265,000	$1,333,000	$874,000

Gross profit	$5,523,000	$3,414,000	$2,497,000	$1,072,000

Average sales price
Oil (per Barrel)	$90.03	$69.87	$8784	$73.96
Gas (per Mcf)	$7.34	$6.88	$6.65	$6.50

Average per BOE*
Production expense	$29.95	$25.27	$27.01	$28.84

Net income	$2,545,000	$1,176,000	$1,152,000	$74,000

Basic net income per share	$1.49	$0.69	$0.68	$0.04
Diluted net income per share	$1.49	$0.69	$0.68	$0.04

Weighted avg. number of shares outstanding, basic	1,710,035	1,699,877	1,706,588	1,697,097
Weighted avg. number of shares outstanding, diluted	1,710,035	1,699,877	1,706,588	1,697,067

*Barrel of oil equivalent

CONTACT:	Ray Singleton
303-296-3076, ext. 102